Exhibit 10.2
Detect cancer early, when it can be cured.
November 24, 2017
Jennifer Cook
Via Email
Dear Jennifer:
I am excited to offer you the opportunity to join GRAIL!
GRAIL's mission is to save lives by detecting cancer early, when it can be cured. We have the opportunity to change the understanding of biology, rewrite the practice of healthcare and, most importantly, to save millions of lives.
We are currently building the best Team in the world because we are working on this most important and exciting challenge. On behalf of the Team, I am thrilled to have you join to innovate, collaborate, and enable us to deliver on our promise.
We are pleased to extend to you (the Employee) this offer of employment with GRAIL, Inc. (the Company) based on the terms and conditions set forth below.
This offer is for the position of Chief Executive Officer. You will be responsible for such duties as are normally associated with this position and as may be assigned to you by the Company's Board of Directors. You will report to the Board of Directors and your employment start date will be January 2, 2018 (the "Start Date").
The Company's Board of Directors has also appointed you to serve as a member of the Board commencing on the Start Date.
For full-time regular employment, your annual base salary will be $650,000 USD, less applicable withholdings.

1525 O'Brien Drive Menlo Park CA 94025 / www.GRAIL.com

Your salary will be payable every other week, one week in arrears and subject to standard payroll deductions and withholdings. Your first paycheck will be prorated based on your employment start date.
You will be entitled to receive the Company's standard benefits, in accordance with GRAIL's policies, the applicable plan documents, and benefit plan provisions. Please note that the Company may modify benefits from time to time as it deems necessary.
You will be eligible to participate in GRAIL's Variable Compensation Plan ("VCP"). If your hire date is on or before October 1, you will be eligible to participate in the current year VCP on a prorated basis. If your hire date is after October 1, you will be eligible to fully participate in the following year's VCP. Your VCP target is 50% of your base salary. You must continue to be employed by GRAIL on the date of payment to be eligible to receive a VCP payment. Details of the plan will be provided to you in the near future.
In connection with the commencement of your employment, and subject to approval by the Company's Board of Directors, the Company will grant you an option to purchase 16,797,000 shares of the Company's common stock equal to approximately 3% of the Company's fully diluted outstanding shares with an exercise price per share equal to the fair market value of one share of the Company's common stock on the date of the grant, as determined by the Board of Directors. Subject to your continuing service with the Company, your stock option will vest over a period of four years, with 25% vesting upon the first anniversary of the vesting commencement date and 1/48th vesting at the end of each month thereafter. The Company will also grant you an option to purchase 5,599,000 shares of the Company's common stock equal to approximately 1% of the Company's fully diluted outstanding shares with an exercise price per share equal to the fair market value of the Company's common stock on the date of the grant, as determined by the Board of Directors.Subject to your continuing service with the Company, this stock option will vest upon the achievement of certain performance criteria to be established within sixty days of your date of hire by mutual agreement between you and the Board of Directors of the Company (the "Board").
As an added incentive, the Company will pay you a sign on bonus of one million dollars ($1,000,000) in a single sum with your first paycheck following your date of hire. The payment will be processed through our payroll department, with all appropriate taxes withheld. If you voluntarily terminate your employment or are terminated for Cause (as defined below) prior to the date which marks your first twelve (12) months of employment, you owe to Company and agree to pay to Company the entire amount paid to you, net of applicable taxes, within 10 business days following the termination of your employment. If you voluntarily terminate your employment or are terminated for Cause on or after the date which marks your first twelve (12) months of employment but prior to the date which marks your first twenty-four (24) months of employment, you owe to Company and agree to pay to Company fifty percent (50%) of the entire amount paid to you, net of applicable taxes, within 10 business days following the termination of your employment.
Your employment will be at-will, which means it may be terminated at any time by you or the Company with or without notice or cause. By accepting this offer of employment you agree that your employment is terminable at-will. Any prior representations to the contrary are hereby superseded by this offer. This at-will employment relationship cannot be changed except by written agreement signed by the Chairman of the Board of the Company. Please also note the terms of your employment including reporting relationships may change based on business needs.
If, at any time, the Company or any of its affiliates terminates your employment with the Company or its affiliates, respectively, without Cause (excluding as a result of death or disability) or you resign your employment for Good Reason, then you will receive the following severance benefits from the Company contingent upon a fully executed and irrevocable Separation and Release Agreement (as defined below):
1)a lump-sum severance payment equal to twelve (12) months of base salary paid on the 61st day following your termination;
2)reimbursement for twelve (12) months (the "Covered Period") of the cost of your health benefits (provided that you elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA for you and your eligible dependents) until the earliest of (A) the last day of the Covered Period, (B) the date upon which you and/or your eligible dependents becomes covered under similar plans or (C) the date upon which you cease to be eligible for coverage under COBRA (such reimbursements, the "COBRA Premiums"). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether you elect COBRA continuation coverage and will commence on the month following your termination of employment and will end on the earlier of (x) the date upon which you obtain other employment, (y) the date the Company has paid an amount equal to the payments for the entire Covered Period, or (z) March 15th of the calendar year following your termination. For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Your "Separation and Release Agreement" will be in a form provided by the Company and must be executed and become irrevocable within 60 days of your termination. This entire subparagraph 2 is referred to as the "COBRA Benefit Arrangement"); and
3)an additional twelve (12) months of time vesting service for all outstanding options.
If, within twenty-four (24) months after or within three months before the completion of a Change of Control, the Company or its successor terminates your employment with the Company without Cause (excluding death or disability) or you resign from such employment for Good Reason (a "Qualifying Termination"), then you will instead of the severance benefits set out directly above, receive the following severance benefits from the Company contingent upon a fully executed and irrevocable Separation and Release Agreement (as referred to above):

1)a lump-sum severance payment equal to twenty-four (24) months of base salary paid on the 61st day following your termination;
2)a lump sum payment equal to 200% of your Target Bonus (based on assuming target achievement level) for the then-current fiscal year;
3)the COBRA Benefit Arrangement with a Covered Period of twenty-four (24) months;and
4)accelerated vesting as to one hundred percent (100%) of the then-unvested portion of all of your outstanding Company equity awards, including awards that would otherwise vest only upon satisfaction of performance criteria with vesting of any performance-based awards as if all applicable performance criteria were achieved at target levels.
For the avoidance of doubt, if a Qualifying Termination occurs prior to a Change of Control, then any unvested portion of your outstanding equity awards will remain outstanding for up to three months so that any additional benefits that may be due can be provided if a Change of Control occurs within three months following the Qualifying Termination under this paragraph. However, in no event will your equity awards remain outstanding beyond the equity award's original expiration date or to the extent terminated under the Equity Plan. If no Change of Control occurs within three months of the Qualifying Termination, any unvested portion of your equity awards automatically will be forfeited permanently without having vested.
For purposes of this agreement, "Good Reason" means, your resignation within thirty (30) days following the end of the Cure Period (as defined below), without your express written consent, of one or more of the following: (i) a material diminution by the Company in your base salary; provided, however, that, a reduction of base salary that (combined with all prior reductions) totals ten percent (10%) or less and also applies to substantially all other senior executives of the Company will not constitute "Good Reason;" (ii) a material reduction of your authority, duties, or responsibilities relative to your authority, duties, or responsibilities in effect immediately prior to such reduction, provided, however, that continued employment following a Change of Control with substantially the same responsibility with respect to the Company's business and operations will not constitute "Good Reason" (for example, "Good Reason" does not exist if you are employed by the Company with substantially the same responsibilities with respect to the Company's business that you had immediately prior to the Change of Control regardless of whether your title is revised to reflect your placement within the overall corporate hierarchy or whether you provide services to a subsidiary, affiliate, business unit or otherwise); (iii) the relocation of your principal work location to a facility or a location more than thirty-five (35) miles from your prior work location; or (iv) the Company's material breach of its employment agreement with you. In order for an event to qualify as Good Reason, you must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for "Good Reason" within sixty (60) days of the initial existence of the grounds for "Good Reason" and a reasonable cure period of thirty (30) days following the date of written notice (the "Cure Period"), and such grounds must not have been cured during such time.

For purpose of this agreement, "Cause" means: (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of your employment with Company; (ii) intentional damage to Company's assets; (iii) intentional disclosure of Company's confidential information contrary to Company policies; (iv) intentional breach of a material term of this Agreement; (v) intentional engagement in any competitive activity which would constitute a breach of your duty of loyalty or of your obligations to Company; (vi) intentional breach of any of Company's policies; (vii) the willful and continued failure to substantially perform your duties for Company (other than as a result of incapacity due to physical or mental illness); or (viii) willful conduct by you that is demonstrably and materially injurious to Company, monetarily or otherwise.
For purpose of this agreement, "Change of Control" means: a Corporate Transaction as defined in the Equity Plan; provided that to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this arrangement by reason of a Corporate Transaction, such event in that case represents a change in control transaction described in U.S. Treasury Regulation 1.409A-3(i)(5)(v) or 1.409A- 3(i)(5)(vii).
To the extent (i) any payments to which you become entitled under this agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) you are deemed at the time of such termination of employment to be a "specified" employee under Section 409A of the Code, then such payment or payments will not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your separation from service and (ii) the date of your death following such separation from service; provided, however, that such deferral will be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(l)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph will be paid to you or your beneficiary in one lump sum (without interest). To the extent that any provision of this agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this agreement may be classified as a "short-term deferral" within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this agreement (or referenced in this agreement) are intended to constitute separate payments for purposes of Section l. 409A-2(b)(2) of the regulations under Section 409A. No severance or separation payments payable to you until you have a "separation from service" within the meaning of Section 409A.
In the event that the severance and other benefits provided for in this agreement or otherwise payable to you (i) constitute "parachute payments" within the meaning of Section

280G of the Code and (ii) but for this paragraph, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this agreement shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of severance benefits under this agreement, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Any reduction shall be made in the following manner: first a pro-rata reduction of (i) cash payments subject to Section 409A of the Code as deferred compensation and (ii) cash payments not subject to Section 409A of the Code, and second a pro rata cancellation of (i) equity-based compensation subject to Section 409A of the Code as deferred compensation and (ii) equity-based compensation not subject to Section 409A of the Code, with equity all being reduced in reverse order of vesting and equity not subject to treatment under Treasury regulation 1.280G- Q & A 24(c) being reduced before equity that is so subject. Unless the Company and you otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Accountants shall deliver to the Company and you sufficient documentation for you to rely on it for purpose of filing your tax returns. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph.
In addition, the Company hereby agrees that, for purposes of determining whether any severance payments and other benefits would be subject to the excise tax under Section 4999 of the Code, any restrictive covenants that you are subject to shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify you, defend you, and hold you harmless from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or the Accountants' attribution of a value to any such restrictive covenants that is less than the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if you had been a "named executive officer" of the Company in the year prior to year of the event that triggers the excise tax under Section 4999 of the Code, to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than you would have been subject to had the Company or the Accountants attributed a value to any such restrictive covenants that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for such year.
Your employment is and continues to be at-will, which means it may be terminated at any time by you or the Company with or without notice or cause. By accepting this amended and restated offer of employment you agree that your employment is terminable at-will. Any prior representations to the contrary are hereby superseded by this offer. This at-will employment relationship cannot be changed except by written agreement signed by the Chairman of the Board of the Company. Please also note the terms of your employment including reporting relationships may change based on business needs.
As a Company employee you will be expected to abide by all Company policies and procedures and sign and comply with the Company' s standard form of Proprietary Information and Invention Agreement, which, among other things, prohibits unauthorized use or disclosure of the Company's proprietary information. This employment offer is also contingent on all of the following: (1) providing proof of your eligibility to work in the United States, (2) signing of the Proprietary Information and Invention Agreement, the Arbitration Agreement and any other new hire paperwork on or before your first day of employment and (3) satisfactory results of a background check which the Company may initiate at a later date, pursuant to a form of notice and consent that you agree to complete and sign.
If the foregoing accurately reflects our agreement, please so indicate no later than November 27, 2017.
On behalf of all GRAILers, I look forward to welcoming you to the incredible GRAIL journey!

Sincerely,

/s/ Bill Rastetter

GRAIL, Inc.
Bill Rastetter
Chief Executive officer, GRAIL

Accepted:

/s/ Jennifer Cook		11/24/17
Jennifer Cook	Date
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